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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement") is made effective as of June 30, 2000 between Cohu, Inc., a Delaware corporation (the "Company"), and Charles
A. Schwan ("Schwan"), with respect to the following facts:

        A. The Company desires to continue the services and employment of Schwan for the period provided for in this Agreement and Schwan is willing to continue employment by the Company on a part-time basis for such period and upon the terms and conditions set forth below.

        Now, therefore, in consideration of the foregoing and the mutual covenants contained herein, Schwan and the Company hereto agree as follows:

        1. Employment. Schwan has resigned as Chief Executive Officer of the Company effective June 30, 2000. It is Schwan's current intention to continue to serve as the Company's Chairman of the Board of Directors unless or until a successor is appointed. The Company agrees to employ Schwan in a non-officer capacity on a part-time basis for the three (3) year period from July 1, 2000 through June 30, 2003, upon the terms and conditions provided herein.

        2. Duties. During the period of this part-time employment pursuant to this Agreement, Schwan will devote his best efforts and skills to the affairs of the Company under and pursuant to the direction of the Executive Officers ("Senior Management") and the Board of the Company. Schwan may serve on the board of directors of and hold any other offices or positions in companies or organizations that will not present any conflict of interest with the Company or any of its subsidiaries or divisions or materially affect the performance of Schwan's duties under this Agreement. The Company will retain the full direction and control of the means and methods by which Schwan performs the services under this Agreement.

        3. Responsibilities. Subject to the conditions stated in section 2 above and exclusive of his Board responsibilities, Schwan will devote a minimum of two hundred (200) hours per annum to the business and affairs of the Company. Schwan will provide the Company with regular reports on the services performed and the results of his work and retain appropriate records of time incurred in performing such services, all according to such guidelines as the Company may reasonably establish from time to time.

        4. Compensation; Other Benefits; Expenses. Pursuant to this Agreement, Schwan will receive an annual salary of $30,000, less applicable federal and state taxes and withholding, payable in accordance with the normal payroll practices of the Company. To the extent he remains as a director, Schwan will not be compensated for his services as a member of the Company's Board. As the services provided pursuant to this Agreement will be performed on a part-time basis, Schwan will not participate in any incentive bonus program of the Company for services performed after June 30, 2000. However, Schwan shall be entitled to receive all other benefits of employment generally available to other employees of the Company who perform services on a part-time basis. The Company shall pay or reimburse Schwan for all reasonable expenses incurred in performing his duties under this Agreement, provided Schwan submits appropriate supporting documentation in accordance with Company policy. All stock options to


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purchase common stock of the Company held by Schwan at the date of this
Agreement shall continue to be subject to the terms and conditions contained in the related Option Agreements.

        5. Termination.

           5.1 The Company may terminate this Agreement "for cause" immediately at any time upon providing written notice to Schwan indicating the cause of termination. If terminated for cause, the annual salary under this Agreement shall be paid on a prorated basis to the date of termination. For purposes of this Agreement, "for cause" shall mean the discharge resulting from a determination by the Company that Schwan (a) has been convicted of a crime involving moral turpitude, including fraud, theft or embezzlement, (b) has failed or refused to follow the policies or directives established by the Board or Senior Management of the Company, (c) has willfully and consistently failed to attend to the material duties imposed on him pursuant to this Agreement.

           5.2 The Company may terminate the employment of Schwan without cause at any time during the term of this Agreement; provided, however, that the Company shall be obligated to pay Schwan an amount equal to the annual salary under this Agreement from the date of termination through June 30, 2003, on the condition that Schwan executes a full general release, releasing all claims known or unknown that Schwan may have against the Company arising out of or in any way related to Schwan's employment or termination of employment with the Company. In addition, in the event of a termination by the Company without cause the Company, by action of the Compensation Committee of the Board, shall accelerate the vesting of all stock options to purchase common stock of the Company held by Schwan that would have been exercisable by June 30, 2003.

           5.3 Schwan may terminate this agreement at any time. In so doing, Schwan will be paid on a prorated basis to the date of termination and any stock options to purchase common stock of the Company held by Schwan at that date will be subject to the termination of option provisions contained in the related Option Agreement.

           5.4 Schwan and the Company hereby acknowledge that, as a result of his resignation as Chief Executive Officer of the Company, the Termination Agreement dated May 10, 1985 between the Company and Schwan is nullified effective June 30, 2000.

        6. Confidentiality. In the event Schwan obtains confidential and proprietary information of the Company, he will protect such information to the same extent and be subject to the same restrictions that were in effect as of June 30, 2000.

        7. Indemnification. During the term of his employment under this Agreement, Schwan will continue to be subject to the indemnification provisions contained in Article VII of the Company's Bylaws.

        8. Arbitration. The Company and Schwan agree that any and all disputes between the Company and Schwan arising out of or in any way related to the employment relationship, including any disputes upon termination, shall be fully and finally resolved by binding arbitration before a single neutral arbitrator in San Diego, California. The arbitration will be conducted in accordance with the then current rules for the arbitration of employment disputes of the



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American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enforce any award that could be entered by a judge of a trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof. By entering into this agreement, both parties are giving up their constitutional right to have any such dispute decided in a court of law before a jury, and instead, are accepting the use of binding arbitration. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

        9. General Provisions.

           9.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Schwan shall not be entitled to assign any of his rights or obligations under this Agreement.

           9.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

           9.3 Complete Agreement. This Agreement and the documents referred to herein constitute the complete agreement between the parties with respect to the subject matter hereof.

        IN WITNESS WHEREOF, Schwan and the Company have executed this Agreement effective as of the date set forth above.

                                       COHU, INC.


/s/ Charles A. Schwan                   By: /s/ John H. Allen
-----------------------------------        -----------------------------------
Charles A. Schwan                           John H. Allen
                                            Vice President Finance &
                                            Chief Financial Officer, Secretary


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